Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 1997 THROUGH
OCTOBER 5, 1997

ALLIANCE REAL ESTATE INVESTMENT FUND

			 Date       Shares     % of Fund   Price per
Security              Purchased   Purchased   Assets (1)     Share

Highwoods Properties   09/25/97      56,700       0.60%     $35.00


			 Total
      Shares            Shares      % of Issue
    Purchased By        Issued       Purchased
     Fund Group          (000)      By Group (2)       Broker(s)

       59,000            7,500            0.79%        Merrill Lynch


      Shares
       Held
     08/31/97

      303,700


(1)  Purchase may not exceed 3% of Fund's Total Assets.

(2)  Purchases by all Alliance Funds may not exceed the greater of
     (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount but in no event may exceed 10% of the principal amount of the offering.